Exhibit (a)(5)(B)

February 1, 2017

Mobile TeleSystems Public Joint Stock Company (the “Company”)

ANNOUNCEMENT OF INCREASE IN OFFER PURCHASE PRICE RANGE FOR SHARES OF COMMON STOCK (INCLUDING SHARES OF COMMON STOCK REPRESENTED BY ADSs) AND EXTENSION OF TENDER OFFER FOR ADS

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION IN OR INTO AUSTRALIA,

CANADA OR JAPAN

The Company announces that it has increased the price range it will offer to pay for its shares of Common Stock in its previously announced Tender Offer from a Minimum Price of RUB 253.00 and Maximum Price of RUB 283.00 to a Minimum Price of RUB 270.00 and a Maximum Price of RUB 290.00 per share of Common Stock. The Company also announced that the Tender Offer in respect to ADSs has been extended, in accordance with applicable rules and regulations governing tender offers, until 11:59 p.m., New York City time, on February 14, 2017, unless further extended or terminated. The Tender Offer for ADSs was previously scheduled to expire at 5 p.m., New York City time, on February 14, 2017. The Tender Offer for the Common Stock will expire, as before, at 10 a.m. on February 15, 2017.

Except for the increase in price range and the extension of the expiration date in respect to the ADSs, all of the material terms and conditions set forth in the Offer to Purchase, the related Common Stock Letter of Transmittal with respect to the shares of Common Stock, the related ADS Letter of Transmittal with respect to the ADSs and the other offer materials (the “Offer Documents”) remain unchanged. The Company will publish on its website the supplement to the Offer Documents reflecting the increase in price range and the extension of the expiration date in respect of ADSs (the “Supplement,” and together with the Offer Documents, the “Offer Documents”).

RUB 4,647,186,170 which is equivalent of US$77,343,404 at the exchange rate of US$ 1 to RUB 60.0851 set by the Central Bank of Russia for February 1, 2017, is available to be returned to Shareholders via the purchase of a maximum of 17,211,800 shares of Common Stock (including Common Stock represented by ADSs) at the amended Minimum Price of RUB 270.00 (equivalent to approximately US$ 4.5 at the exchange Rate referenced above) per share of Common Stock if the Tender Offer is fully subscribed, which would have represented approximately 0.86 per cent. of the Company’s Issued Share Capital as at January 13, 2017. At the amended Maximum Price of RUB 290.00 (equivalent to approximately US$ 4.8 at the exchange rate referenced above) per share of Common Stock to be purchased under the Tender Offer, the Offeror could purchase 16,024,779 shares of Common Stock (including Common Stock represented by ADSs) if the Tender Offer is fully subscribed, which would have represented approximately 0.80 per cent. of the Company’s Issued Share Capital as at January 13, 2017, the latest practicable date for such determination prior to the publication of the Offer to Purchase. RUB 270 per share of Common Stock represents a discount of 2.1 per cent. and RUB 290.00 per share of Common Stock represents a premium of 5.2 per cent. to the closing price of RUB 275.7 per share of Common Stock on January 31, 2017.

The Tender Offer will be implemented through a procedure commonly called a modified “Dutch auction” using a Strike Price mechanism. All successfully tendered shares of Common Stock (including shares of Common Stock represented by ADSs) will be acquired at the Strike Price.  If the aggregate value at the Strike Price of all validly tendered shares of Common Stock (including Common Stock represented by ADSs) is RUB 4,647,186,170 or less, then all shares of Common Stock (including Common Stock represented by ADSs) validly tendered will be purchased at the Strike Price.

If the aggregate value at the Strike Price of all validly tendered shares of Common Stock (including Common Stock represented by ADSs) exceeds RUB 4,647,186,170, not all of the shares of Common Stock (including Common Stock represented by ADSs) validly tendered will be accepted and purchased. In these circumstances, the number of shares of Common Stock (including Common Stock represented by ADSs) which will be accepted and purchased will be as follows:

(a)                                 all valid tenders of shares of Common Stock at a price at or (if applicable) below the Strike Price or as a Strike Price Tender by a Shareholder will be scaled down pro-rata to the total number of Common Stock so tendered by that Shareholder, such that the total value of Common Stock (including Common Stock represented by ADSs) purchased pursuant to the Tender Offer does not exceed RUB 4,647,186,170; and

(b)                                 all tenders of shares of Common Stock at a price above the Strike Price will be rejected and will not be purchased by the Offeror.

The Tender Offer is not conditioned on any financing or any minimum number of shares of Common Stock being tendered. However, the tender offer is subject to certain other conditions, as more fully described in the Offer Documents. As of January 31, 2017 zero shares of Common Stock (including shares of Common Stock represented by ADSs) have been tendered and not withdrawn.

Further information

If you have questions on how you can deliver Common Stock Letters of Transmittal in order to participate in the Tender Offer in respect of shares of Common Stock, please call the Common Stock Tender Agent on 8 800 200 80 72 (from within the Russian Federation), the Information Agent on +1 866 257 5415 (from within the United States) and 00 800 3814 3814 (from within the European Union via European Toll Free).

If you have questions on how you can participate in the Tender Offer in respect of the ADSs, please call the Information Agent on +1 866 257 5415 (from within the United States) and 00 800 3814 3814 (European Toll Free) and at the following email address: MTS-offer@georgeson.com. Banks, brokers and institutional holders within the United States may call +1 866 257 5415.

If you hold your ADSs through a bank, broker or other nominee and have questions on how you can participate in the Tender Offer in respect of the ADSs, please contact such bank, broker or other nominee or the Information Agent on +1 866 257 5415.

Please note that for legal reasons the Common Stock Tender Agent, the ADS Tender Agent and the Information Agent will only be able to provide technical information regarding the mechanics of tendering into the Tender Offer and the completion of the accompanying Common Stock Letter of Transmittal and ADS Letter of Transmittal and will be unable to give advice on the merits of the Tender Offer or to provide legal, financial, investment, taxation or any other advice or information.

Credit Suisse Securities (USA) LLC is acting exclusively for the Offeror and the Company as dealer manager in connection with the Tender Offer and the production of the Offer to Purchase and is not advising, or acting for, any other person and will not be responsible to any person other than the Offeror and Company for providing the protections afforded to the clients of Credit Suisse

Securities (USA) LLC or for providing advice in relation to the Tender Offer or any other matters or arrangements referred to or contained in the Offer to Purchase.

Capitalised terms used in this announcement shall have the same meaning ascribed to them in the Offer Documents.

Cautionary Statement

This announcement contains (or may contain) certain forward-looking statements with respect to the Company’s current expectations and projections about future events. These statements, which sometimes use, but are not limited to, words such as ‘anticipate’, ‘believe’, ‘intend’, ‘estimate’, ‘expect’ and words of similar meaning, reflect the directors’ beliefs and expectations and involve a number of risks, uncertainties and assumptions that could cause actual results and performance to differ materially from any expected future results or performance expressed or implied by the forward-looking statement. Statements contained in this announcement regarding past trends or activities should not be taken as a representation that such trends or activities will continue in the future. The information contained in this announcement is subject to change without notice and, except as required by applicable law, neither the Company, the Offeror, nor Credit Suisse Securities (USA) LLC assumes any responsibility or obligation to update publicly or review any of the forward-looking statements contained herein. You should not place undue reliance on forward-looking statements, which speak only as of the date of this announcement.

This announcement is neither an offer to purchase nor a solicitation of an offer to sell shares of Common Stock (including shares of Common Stock represented by ADSs). The Tender Offer is made only pursuant to the Offer to Purchase, the related Common Stock Letter of Transmittal with respect to the shares of Common Stock and the related ADS Letter of Transmittal with respect to the ADSs. The Tender Offer is not being made, directly or indirectly, in or into, or by use of the mails of, or by other means (including, without limitation, facsimile transmission, email, telex and telephone), or via any facilities of a national securities exchange of Australia, Canada, Japan or any other jurisdiction where the making of the Tender Offer into or inside such jurisdiction would constitute violation of the laws of such jurisdiction.

Neither the SEC nor any US state securities commission has approved or disapproved of this transaction or passed upon the merits of fairness of such transaction or passed upon the adequacy of the information contained in this announcement or in the Offer to Purchase. Any representation to the contrary is a criminal offence.

The information contained in this notice and in the Offer to Purchase is addressed exclusively to the holders of Common Stock or ADSs. Neither this notice, nor the Offer to Purchase nor the Tender Offer described therein nor any information contained herein constitute an offer (“Offerta”) pursuant to Russian law, or an advertisement, or an offer of securities to an unlimited number of persons within or outside the territory of the Russian Federation, or voluntary tender offer or mandatory tender offer under Russian law. Neither this notice, nor the Offer to Purchase, nor the Tender Offer described therein constitute or are intended for placement or public circulation or securities of foreign issuers in the Russian Federation. Furthermore neither this notice, nor the Offer to Purchase constitute an auction under the Laws of the Russian Federation and provisions of articles 447 - 449 of the Civil Code of the Russian Federation do not apply to the Tender Offer. ADSs, to which the Tender Offer relates, are neither registered in the Russian Federation not admitted to placement, public placement or public circulation in the Russian Federation in accordance with Article 51 of the Russian Federal law No. 39-FZ “On the Securities Market”, dated April 22, 1996 (as amended) (the “Securities Market Law”). The Tender and purchase of ADSs will be carried our exclusively in accordance with the procedures set for the in the Offer to Purchase. Any information in the Offer to Purchase and related documents in respect of ADSs is addressed in the Russian Federation solely to persons who are “qualified investors’ as defined in the Securities Market Law.

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For further information, please contact in Moscow:

Joshua B. Tulgan

Director, Department of Corporate Finance and Investor Relations

Mobile TeleSystems PJSC Tel: +7 495 223 2025

E-mail: ir@mts.ru

Learn more about MTS. Visit the official blog of the Investor Relations Department at www.mtsgsm.com/blog/

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Mobile TeleSystems PJSC (“MTS” - NYSE:MBT; MOEX:MTSS) is the leading telecommunications group in Russia, Central and Eastern Europe. We provide wireless Internet access and fixed voice, broadband and pay-TV to over 100 million customers who value high quality of service at a competitive price. Our wireless and fixed-line networks deliver best-in-class speeds and coverage throughout Russia, Ukraine, Armenia, Turkmenistan and Belarus. To keep pace with evolving customer demand, we continue to grow through innovative products, investments in our market-leading retail platform, mobile payment services, e-commerce and IT solutions. For more information, please visit: www.mtsgsm.com.

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Some of the information in this press release may contain projections or other forward-looking statements regarding future events or the future financial performance of MTS, as defined in the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. You can identify forward looking statements by terms such as “expect,” “believe,” “anticipate,” “estimate,” “intend,” “will,” “could,” “may” or “might,” and the negative of such terms or other similar expressions. We wish to caution you that these statements are only predictions and that actual events or results may differ materially. We do not undertake or intend to update these statements to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events. We refer you to the documents MTS files from time to time with the U.S. Securities and Exchange Commission, specifically the Company’s most recent Form 20-F. These documents contain and identify important factors, including those contained in the section captioned “Risk Factors” that could cause the actual results to differ materially from those contained in our projections or forward -looking statements, including, among others, the severity and duration of current economic and financial conditions, including volatility in interest and exchange rates, commodity and equity prices and the value of financial assets; the impact of Russian, U.S. and other foreign government programs to restore liquidity and stimulate national and global economies, our ability to maintain our current credit rating and the impact on our funding costs and competitive position if we do not do so, strategic actions, including acquisitions and dispositions and our success in integrating acquired businesses, potential fluctuations in quarterly results, our competitive environment, dependence on new service development and tariff structures, rapid technological and market change, acquisition strategy, risks associated with telecommunications infrastructure, governmental regulation of the telecommunications industries and other risks associated with operating in Russia and the CIS, volatility of stock price, financial risk management and future growth subject to risks.

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